UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-168574

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-163481

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-148518

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-111949

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-75686

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-72248

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-51912

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-84959

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-35223

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-60459

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-67128

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-17552

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-41660

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-50998

UNDER
THE SECURITIES ACT OF 1933

THE TIMBERLAND COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	02-0312554
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

200 DOMAIN DRIVE

STRATHAM, NH 03885

(Address of Principal Executive Offices)

The Timberland Company 2007 Incentive Plan, as amended

1991 Employee Stock Purchase Plan, as amended

The Timberland Company 2007 Incentive Plan

1997 Incentive Plan

1997 Incentive Plan

2001 Non-Employee Directors Stock Plan

Deferred Compensation Plan

1991 Employee Stock Option Plan

1997 Stock Option Plan For Non-Executive Employees; 1997 Incentive Plan

1991 Employee Stock Purchase Plan

1987 Stock Option Plan

1987 Employee Stock Purchase Plan

1991 Employee Stock Purchase Plan

1991 Non-Employee Directors Stock Option Plan

(Full Title of the Plan)

Danette Wineberg, Esq.

Vice President, General Counsel and Secretary

The Timberland Company

200 Domain Drive

Stratham, New Hampshire 03885

(603) 772-9500

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:
William J. Chudd, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450 - 4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”), filed by The Timberland Company, a Delaware corporation (the “Company” or “Timberland”), deregister all securities remaining unissued under the following registration statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of stock and interests therein offered under certain employee benefit and equity plans and agreements (the “Plans”):

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement
333-168574	August 6, 2010	The Timberland Company 2007 Incentive Plan, as amended
333-163481	December 4, 2009	1991 Employee Stock Purchase Plan, as amended
333-148518	January 8, 2008	The Timberland Company 2007 Incentive Plan
333-111949	January 15, 2004	1997 Incentive Plan
333-75686	December 21, 2001	1997 Incentive Plan
333-72248	October 26, 2001	2001 Non-Employee Directors Stock Plan
333-51912	December 15, 2000	Deferred Compensation Plan
333-84959	August 11, 1999	1991 Employee Stock Option Plan
333-35223	September 9, 1997	1997 Stock Option Plan For Non-Executive Employees; 1997 Incentive Plan
33-60459	June 21, 1995	1991 Employee Stock Purchase Plan
33-67128	August 6, 1993	1987 Stock Option Plan
33-17552	September 30, 1987	1987 Employee Stock Purchase Plan
33-41660	July 9, 1991	1991 Employee Stock Purchase Plan
33-50998	August 18, 1992	1991 Stock Option Plan for Non-Employee Directors

On June 12, 2011, the Company entered into an Agreement and Plan of Merger with V.F. Corporation, a Pennsylvania corporation (“VF”), and VF Enterprises, Inc., a Delaware corporation and a direct wholly-owned subsidiary of VF (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation as a direct wholly-owned subsidiary of VF. The Merger became effective on September 13, 2011 (the “Effective Time”), pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company has terminated the Plans and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stratham, the State of New Hampshire, on this 14th day of September, 2011.

THE TIMBERLAND COMPANY

Date: September 14, 2011	By:	/s/ Carrie W. Teffner
Name: Carrie W. Teffner
Title: Chief Financial Officer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on this 14th day of September, 2011 in the capacities indicated.

/S/ STEVEN E. RENDLE	President and Chief Executive Officer
STEVEN E. RENDLE	(Principal Executive Officer)

/S/ CARRIE W. TEFFNER	Chief Financial Officer
CARRIE W. TEFFNER	(Principal Financial Officer)

/S/ LAURA C.MEAGHER	Director
LAURA C.MEAGHER